CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the inclusion of the statements of reserves contained in our report dated 1 September, 2006 and references to us, including under the heading "Statements by Experts" appearing in the Registration Statement on Form 20-F of Samson Oil & Gas Limited as filed with the Securities and Exchange Commission.

MHA Petroleum Consultants, Inc

By:

Denver, Colorado June 29, 2007